Exhibit 99.1

  Zhone Technologies, Inc. Reports Fourth Quarter and Year-End 2004
         Financial Results Including Continued Revenue Growth and Positive Pro Forma Earnings

    OAKLAND, Calif.--(BUSINESS WIRE)--Jan. 26, 2005--Zhone Technologies, Inc. (Nasdaq:ZHNE), the first company dedicated to building total-delivery solutions for voice, data and content services worldwide, today reported its results for the fourth quarter ended December 31, 2004.
    Revenue for the fourth quarter of 2004 was $28.1 million, compared with $23.3 million for the fourth quarter of 2003. Net loss for the fourth quarter of 2004, calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), was $3.8 million compared with a net loss of $6.4 million applicable to common stockholders for the fourth quarter of 2003. Pro forma Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) calculated on a non-GAAP basis was $0.5 million for the fourth quarter of 2004, compared to a pro forma EBITDA non-GAAP loss of $6.2 million for the fourth quarter of 2003. A reconciliation between net loss calculated on a GAAP basis and pro forma EBITDA on a non-GAAP basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Operations.
    Revenue for the year ended December 31, 2004 was $97.2 million, compared with $83.1 million for the year ended December 31, 2003. Net loss for the year ended December 31, 2004 calculated in accordance with GAAP was $35.6 million, compared with a net loss of $29.9 million applicable to common stockholders for year ended December 31, 2003. Pro forma EBITDA calculated on a non-GAAP basis was a loss of $11.0 million for the year ended December 31, 2004, compared to a non-GAAP pro forma EBITDA loss of $22.0 million for the year ended December 31, 2003.
    "For the first time in company history, we achieved positive pro forma EBITDA for the quarter and expect to do the same for 2005," said Mory Ejabat, Chairman and Chief Executive Officer of Zhone. "We continue to see strong revenue growth from our SLMS and optical transport products and increasing interest in our triple-play, IPTV and gigabit ethernet solutions in the future."
    Zhone will hold a conference call today, January 26, 2005, at approximately 2:00 p.m. Pacific Time to review its fourth quarter results. The call is open to the public by dialing 800-659-1942 for U.S. callers and 617-614-2710 for international callers and entering the passcode 68510488.
    Zhone has also scheduled this event to be broadcast live via webcast. To access this webcast please go to the Investor Relations section of the Zhone website at www.zhone.com/about/investors/. A replay of the webcast will be available on the website for at least 30 days. Additional investor information can be accessed at www.zhone.com or by calling Zhone's Investor Relations Department at 510-777-7013.

    Non-GAAP Financial Measures

    Non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The company's management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the company's operational performance, including the company's ability to provide cash flows to invest in research and development and fund acquisitions and capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the company's historical operating results and comparisons to competitors' operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency to supplemental information used by management in its financial and operational decision-making. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this news release.

    Forward-looking statements

    This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Specifically, statements regarding growth, profitability, expected EBITDA in 2005, revenue from SLMS and optical transport products, and interest in triple-play solutions, are all forward-looking statements. These forward-looking statements are based on current expectations, forecasts and assumptions, and are subject to certain risks and uncertainties. As a result, actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, without limitation, our ability to generate sufficient revenue to achieve or sustain profitability, the economic slowdown in the telecommunications industry that has restricted the ability of our customers to purchase our products, the pace of spending in the telecommunications industry, commercial acceptance of our SLMS products, intense competition in the communications equipment market from large equipment companies as well as private companies that have announced plans for products that address the same networks needs as our products, and higher than anticipated expenses that we may incur. More detailed information about these risk factors, and additional risk factors, are set forth in Zhone's periodic filings with the Securities and Exchange Commission available at www.sec.gov, including, but not limited to, those risks and uncertainties listed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K filed for the year ended December 31, 2003 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Zhone expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

    About Zhone Technologies, Inc. (Zhone)

    Zhone (Nasdaq:ZHNE) designs and manufactures network equipment for network operators worldwide. Zhone's products allow network operators to deliver a rich array of voice, data, video, and entertainment services over their existing networks while simultaneously retooling for converged packet based voice (VoIP) and video (IPTV) over copper or fiber access lines.
    Zhone's advanced networking solutions include the Single Line Multi-Service architecture (SLMS(TM)), Multi-Access Line Concentrator (MALC(TM)), Raptor(TM) ATM/IP DSLAMs, FiberSLAM(TM) Optical Line Terminal, Zhone Residential Gateways (ZRG(TM)), GigaMux(TM) Optical Transport Systems and Zhone Management System (ZMS(TM)). With over one million subscriber interfaces shipped and deployments at over 300 carriers including among some of the world's largest networks, Zhone has enabled network operators to reinvent their businesses. For more information, please visit www.zhone.com.

    Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change without notice.
Copyright (C) 2005 Zhone Technologies, Inc. All rights reserved.



                       ZHONE TECHNOLOGIES, INC.
       Unaudited Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)


                               Three Months Ended      Year Ended
                               ------------------- -------------------
                               Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------
Net revenue                     $28,102   $23,289   $97,168   $83,138
Cost of revenue                  15,763    18,153    55,095    51,166
Stock-based compensation             29        70       210       (85)
                               --------- --------- --------- ---------
Gross profit                     12,310     5,066    41,863    32,057
                               --------- --------- --------- ---------
Operating expenses:
  Research and product
   development                    5,904     6,784    23,210    22,495
  Sales and marketing             5,288     2,797    21,958    15,859
  General and administrative      1,567     2,172    10,416     5,324
  Purchased in-process research
   and development                   --        --     8,631        --
  Litigation settlement              --        --        --     1,600
  Stock-based compensation          131     1,905     1,396     1,238
  Amortization and impairment
   of intangible assets           2,862     2,053    10,132     7,942
                               --------- --------- --------- ---------
    Total operating expenses     15,752    15,711    75,743    54,458
                               --------- --------- --------- ---------
    Operating loss               (3,442)  (10,645)  (33,880)  (22,401)
Other income (expense), net        (339)     (588)   (1,561)   (2,552)
                               --------- --------- --------- ---------
    Loss before income taxes     (3,781)  (11,233)  (35,441)  (24,953)
Income tax provision (benefit)       62    (4,812)      205    (7,778)
                               --------- --------- --------- ---------
    Net loss                     (3,843)   (6,421)  (35,646)  (17,175)
Accretion on preferred stock         --        --        --   (12,700)
                               --------- --------- --------- ---------
    Net loss applicable to
     holders of common stock    $(3,843)  $(6,421) $(35,646) $(29,875)
                               ========= ========= ========= =========
Basic and diluted net loss per
 share applicable to holders of
 common stock                    $(0.04)   $(0.15)   $(0.42)   $(1.87)
Weighted average shares
 outstanding used to compute
 basic and diluted net loss per
 share applicable to holders of
 common stock                    93,978    43,251    85,745    15,951

Reconciliation between GAAP net
 loss and non-GAAP pro forma
 EBITDA as follows:
GAAP net loss                   $(3,843)  $(6,421) $(35,646) $(29,875)
Purchased in-process research
 and development                     --        --     8,631        --
Litigation settlement                --        --        --     1,600
Stock-based compensation            160     1,975     1,606     1,153
Interest expense (net)              770       699     2,679     3,544
Income taxes                         62    (4,812)      206    (7,778)
Depreciation                        470       345     1,394     1,381
Amortization and impairment of
 intangible assets                2,862     2,053    10,132     7,942
                               --------- --------- --------- ---------
Non-GAAP pro forma EBITDA          $481   $(6,161) $(10,998) $(22,033)
                               ========= ========= ========= =========

Revenue by product line:
    SLMS                          9,799     6,521    29,351    20,927
    Legacy and Service           13,614    16,768    58,917    62,211
    Optical Transport             4,689        --     8,900        --
                               --------- --------- --------- ---------
                                $28,102   $23,289   $97,168   $83,138
                               ========= ========= ========= =========



               ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES
            Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)

                                             December 31, December 31,
                                                 2004         2003
                                             ------------ ------------

                   Assets
Current assets:
  Cash, cash equivalents and short-term
   investments                                   $65,216      $98,256
  Accounts receivable                             19,243       11,001
  Inventories                                     37,352       24,281
  Prepaid expenses and other current assets        3,949        3,905
                                             ------------ ------------
    Total current assets                         125,760      137,443
Property and equipment, net                       22,967       22,585
Goodwill                                         157,232      100,337
Other acquisition-related intangible assets       17,847       12,877
Restricted cash                                      758          622
Other assets                                         663        1,013
                                             ------------ ------------
    Total assets                                $325,227     $274,877
                                             ============ ============
   Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                               $14,155      $17,797
  Line of credit                                  14,500        4,800
  Current portion of long-term debt                1,378        1,351
  Accrued and other liabilities                   23,938       31,194
                                             ------------ ------------
    Total current liabilities                     53,971       55,142
  Long-term debt, less current portion            39,935       32,040
  Other long-term liabilities                      1,537          816
                                             ------------ ------------
    Total liabilities                             95,443       87,998
                                             ------------ ------------
Stockholders' equity:
  Common stock                                        94           77
  Additional paid-in capital                     862,261      787,567
  Other stockholders' equity                      (1,168)      (5,008)
  Accumulated deficit                           (631,403)    (595,757)
                                             ------------ ------------
    Total stockholders' equity                   229,784      186,879
                                             ------------ ------------
    Total liabilities and stockholders' equity  $325,227     $274,877
                                             ============ ============


    CONTACT: Zhone Technologies, Inc.
             Investor Relations, 510-777-7013 (Investors) investor-relations@zhone.com
             Jessica Mullens, 510-777-7020 (Media)
             jmullens@zhone.com